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                                                                   EXHIBIT 4.9


         THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE OR THE SHARES OF COMMON STOCK UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO JMAR TECHNOLOGIES, INC., THAT SUCH REGISTRATION IS NOT REQUIRED.

                                CONVERTIBLE NOTE

                  FOR VALUE RECEIVED, JMAR TECHNOLOGIES, INC., a Delaware Borrower ("JMAR"), JMAR RESEARCH, INC., a California Borrower ("JRI"), JMAR/SAL NANOLITHOGRAPHY, INC. a California Borrower ("JSAL"), JSI MICROELECTRONICS, INC., a California Borrower ("JME" and together with JRI, JSAL and JMAR, the "BORROWER"), jointly and severally, hereby promise to pay to LAURUS MASTER FUND, LTD., c/o Ironshore Corporate Services Ltd., P.O. Box 1234 G.T., Queensgate House, South Church Street, Grand Cayman, Cayman Islands, Fax: 345-949-9877 (the "HOLDER") or its registered assigns or successors in interest, on order, without demand, the outstanding principal amount of all loans made by the Holder to the Borrower under the terms of this Note (each an "ADVANCE" and collectively the "ADVANCES"). The aggregate principal amount of all Advances outstanding hereunder shall not exceed THREE MILLION DOLLARS ($3,000,000), and no Advance shall be made after March 21, 2006 (the "MATURITY DATE"). The amount and date of each Advance shall be entered by the Holder into Holder's records, which records shall be conclusive evidence of the subject matter thereof absent manifest error.

                  Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Purchase and Security Agreement between the Borrower and the Holder dated the date hereof (the "PURCHASE AGREEMENT").

                  The following terms shall apply to this Note:

                                   ARTICLE I

                                    INTEREST

                  1.1 Interest Rate. Except as modified by Section 1.2 below, the Borrower shall pay interest at the Contract Rate on the unpaid principal balance of the Note until such time as such balance or portion thereof is collected in full in good funds in dollars of the United States of America. Interest shall be payable in arrears commencing one month from the date hereof and on the first business day of each consecutive calendar month thereafter, and on the Maturity Date, accelerated or otherwise, due and payable as described below.

                  1.2 Default Rate. After the Default Notice Period, the Default Rate, as defined in the Purchase Agreement, shall apply to the amounts owed hereunder.

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                                   ARTICLE II

                              ADVANCES UNDER NOTE

                  2.1      Authorized Person.

                  (a) Any officer of JMAR who has been disclosed to the Holder in writing as an authorized officer for such purposes (an "AUTHORIZED PERSON") may request an Advance on any day other than a Saturday, Sunday or other day when commercial banks located in New York, New York are not open for commercial banking business. Such request shall be made in writing delivered to the Holder by not later than 12:00 p.m. on the day of the requested Advance.

                  (b) The Borrower hereby authorizes the Holder to rely upon the written instructions of any person identifying himself or herself as an Authorized Person and upon any signature which the Holder believes to be genuine, and the Borrower shall be bound thereby in the same manner as if such person were authorized or such signature were genuine.

         2.2 Limitation on Advances. It is expressly understood that the Holder is under no obligation to make any Advance to the Borrower under this Note (whether by reason of any provision hereof or otherwise) (i) if an Event of Default, as hereinafter defined, has occurred and is continuing, or (ii) if such Advance or any part thereof would cause the aggregate amount of all Advances made hereunder to exceed the Accounts Availability.

                                   ARTICLE III

                                CONVERSION RIGHTS

                  3.1.     Conversion into JMAR's Common Stock.

                  (a) To the extent that Advances have been made hereunder, the Holder shall have the right, but not the obligation (except as provided in Section 3.3 hereof), from and after the date hereof, and then, subject to
Section 3.1(c) at any time until the Maturity Date, to convert the principal portion of the Advances made hereunder and/or interest and fees due and payable into fully paid and nonassessable shares of common stock of JMAR as such stock exists on the date of issuance of this Note, or any shares of capital stock of JMAR into which such stock shall hereafter be changed or reclassified (the "COMMON STOCK") at the Conversion Price as defined below. In the event that the Holder elects to convert this Note into Common Stock (to the extent permitted herein), the Holder shall give notice of such election by delivering an executed and completed notice of conversion ("NOTICE OF CONVERSION") to JMAR and such Notice of Conversion shall provide a breakdown in reasonable detail of the amount of Note principal, interest and fees that are being converted. On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Advances, interest and fees as entered in its records and shall provide written notice thereof to the Borrower within 2 business days after the Conversion Date. Each date on

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which a Notice of Conversion is delivered or telecopied to JMAR in accordance with the provisions hereof shall be deemed a Conversion Date (the "CONVERSION DATE"). A form of Notice of Conversion that may be employed by the Holder is annexed hereto as Exhibit A. JMAR will cause the transfer agent to transmit the certificates representing the shares of the Common Stock issuable upon conversion of the Note to the Holder by crediting the account of the Holder's designated broker with the Depository Trust Borrower ("DTC") through its Deposit Withdrawal Agent Commission ("DWAC") system within three (3) business days after receipt by JMAR of the Notice of Conversion (the "DELIVERY DATE").

                  In the case of the exercise of the conversion rights set forth herein the conversion privilege shall be deemed to have been exercised and the shares of Common Stock issuable upon such conversion shall be deemed to have been issued upon the date of receipt by JMAR of the Notice of Conversion. The Holder shall be treated for all purposes as the record holder of such Common Stock, unless the Holder provides JMAR written instructions to the contrary.

                  (b) The Conversion Price per share shall be $0.92 (the "CONVERSION PRICE"); provided, however that if the Conversion Price as adjusted by this proviso is greater than the Conversion Price prior to such adjustment, then for every $2 million of conversions made hereunder, the Conversion Price thereafter shall be increased to equal 103% of the average closing price for the three days prior to the last day of the period during which such $2 million has been converted. The Conversion Price is subject to further adjustment as provided in Section 3.1(e) hereof.

                  If after the Default Notice Period (as defined below) the Borrower has not repaid in full the amounts then due hereunder or cured the Event of Default, then the Conversion Price shall be reduced and shall be equal to the lower of (i) the Conversion Price; or (ii) eighty percent (80%) of the average of the three lowest closing prices for the Common Stock on NASD OTC Bulletin Board, NASDAQ SmallCap Market, NASDAQ National Market System, American Stock Exchange, or New York Stock Exchange (whichever of the foregoing is at the time the principal trading exchange or market for the Common Stock, the "PRINCIPAL MARKET"), or on any securities exchange or other securities market on which the Common Stock is then being listed or traded, for the thirty (30) trading days prior to but not including the Conversion Date.

                  (c) Notwithstanding anything contained herein to the contrary, the Holder shall not be entitled to convert pursuant to the terms of this Note an amount that wouldresult in the Holder's beneficial ownership (as defined below) of JMAR Common Stock being in excess of 4.99%. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13d-3 thereunder. The Holder may void the conversion limitation described in this section upon 75 days prior notice to JMAR or upon an Event of Default hereunder.

                  (d) The Borrower understands that a delay in the delivery of the shares of Common Stock in the form required pursuant to this Article beyond the Delivery Date could result in economic loss to the Holder. As compensation to the Holder for such loss, the Borrower agrees to pay late payments to the Holder for late issuance of the such shares in the form required pursuant to this Article III upon conversion of the Note, in the amount equal to the greater of (i) $500 per business day after the Delivery Date and (ii) the Holder's actual damages from such delayed delivery. The Borrower shall pay any payments incurred under this Section in immediately available funds upon demand and, in the case of actual damages, accompanied by reasonable documentation of the amount of such damages. Such documentation shall show the number of shares of Common Stock the Purchaser is forced to purchase (in an open market transaction) which the Purchaser anticipated receiving upon such conversion, and shall be calculated as the amount by which (A) the

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Purchaser's total purchase price (including customary brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the aggregate principal and/or interest amount of the Note, for which such Conversion Notice was not timely honored.

                  (e) The Conversion Price and number and kind of shares or other securities to be issued upon conversion shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows):

                           A.       Merger, Sale of Assets, etc. The Borrower at
any time shall consolidate with or merge into or sell or convey all or substantially all its assets to any other Borrower, this Note, as to the unpaid principal portion thereof and accrued interest thereon shall thereafter be deemed to evidence the right to purchase such number and kind of shares or other securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the number of shares of Common Stock the Holder could have acquired immediately prior to such consolidation, merger, sale or conveyance based on the Conversion Price as of the closing date thereof. The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the provisions of this Section shall apply to such securities of such successor or purchaser after any such consolidation, merger, sale or conveyance.

                           B.       Reclassification, etc. If the Borrower at
any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the number of shares of Common Stock into which the Note would have been convertible immediately prior to such reclassification or other change at the Conversion Price as of the effective date for such reclassification or change.

                           C.       Stock Splits, Combinations and Dividends. If
the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

                           D.       Share Issuance. Subject to the provisions of
this Section, if the Borrower at any time shall issue any shares of Common Stock prior to the conversion of the portion of the principal amount of the Note permitted by Section 3.1(a) (otherwise than as: (i) provided in Sections 3.1(e)A, 3.1(e)B or 3.1(e)C or this subparagraph D; (ii) pursuant to warrants, options or convertible securities that are outstanding as of the Closing Date and warrants, options and convertible securities that may be granted in the future under any option plan of the Borrower, or any employment agreement, joint venture, credit, leasing or other financing agreement or any joint venture or other strategic arrangement, in each case now or hereinafter entered into by the Borrower, (iii) pursuant to any securities issued by the Borrower to the Holder; or (iv) pursuant to any agreement entered into by the Company or any of its subsidiaries for the acquisition of another business (whether by stock purchase or asset purchase, merger or otherwise; ((i), (ii) and (iii) above, are hereinafter referred to as the "EXCLUDED ISSUANCES")) for a consideration less than the Conversion Price that would be in effect at the time of such issue, then, and thereafter successively upon each such issue, the Conversion Price

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shall be reduced as follows: (i) the number of shares of Common Stock outstanding immediately prior to such issue shall be multiplied by the Conversion Price in effect at the time of such issue and the product shall be added to the aggregate consideration, if any, received by the Borrower upon such issue of additional shares of Common Stock; and (ii) the sum so obtained shall be divided by the number of shares of Common Stock outstanding immediately after such issue. The resulting quotient shall be the adjusted Conversion Price. Except for the Excluded Issuances for purposes of this adjustment, the issuance of any security of the Borrower carrying the right to convert such security into shares of Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Conversion Price upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights.

                  (f) During the period the conversion right exists, JMAR will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the conversion of this Note to the extent permitted by Section 3.1(a). JMAR represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. JMAR agrees that JMAR's issuance of this Note shall constitute full authority to JMAR's officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

                  3.2 Registration Rights. The Holder has been granted registration rights with respect to the shares of Common Stock issuable upon conversion of this Note as more fully set forth in a Registration Rights Agreement dated the date hereof (the "REGISTRATION RIGHTS AGREEMENT.")

                  3.3 Required Conversion. In the event that the volume weighted average price (as determined by the AQR function on the Bloomberg terminal) of JMAR's Common Stock for all trades during any 11 consecutive trading day period on the Principal Market is greater than 118% of the Conversion Price, then JMAR may, at its sole option, provide the Holder irrevocable written notice ("CALL NOTICE") requiring the conversion at the Conversion Price of all or a portion of the Note held by the Holder as of the date set forth in such Call Notice (the "CALL DATE"), which such date shall be at least 11 trading days following the date of the Call Notice, provided a registration statement covering resales of that number of shares of Common Stock then issuable upon conversion of this Note pursuant to such Call Notice has been declared effective and is available for use. The amount of Common Stock to be issued in connection with any such conversion pursuant to a particular Call Notice pursuant to this Section 3.3 shall not exceed 25% of the aggregate dollar trading volume of the Common Stock for the 11 trading days immediately preceding the Call Date. If the volume weighted average price (as determined by the AQR function on the Bloomberg terminal) of the Common Stock for all trades during any 11 consecutive trading day period preceding the Call Date falls below 118% of the Conversion Price during the 11 trading day period preceding the Call Date, then the Holder will no longer be required to convert the Note pursuant to such Call Notice. JMAR shall not be permitted to give the Investor more than one notice during any 22-day period.

                  3.4 Overall Limit on Common Stock Issuable. For so long as the Borrower is subject to the rules of the Nasdaq Stock Market, the number of shares of Common Stock issuable by the Borrower and acquirable by the Holder under all securities issued by the Company to the Holder, shall not exceed 4,769,535 shares, subject to appropriate adjustment for stock splits, stock dividends, or other similar recapitalizations

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affecting the Common Stock (the "MAXIMUM COMMON STOCK ISSUANCE"), unless the issuance of shares hereunder in excess of the Maximum Common Stock Issuance shall first be approved by the Borrower's shareholders. If at any point in time and from time to time the number of shares of Common Stock issued pursuant to conversion of this Note, together with the number of shares of Common Stock that would then be issuable by the Borrower in the event of the conversion or exercise of all other securities issued by the Company, would exceed the Maximum Common Stock Issuance but for this Section, then upon written notice provided by the Holder, which such notice shall not be provided until the Holder has been issued in the aggregate not less than 3,500,000 shares of Common Stock, the Borrower shall promptly call a shareholders meeting to obtain shareholder approval for the issuance of the shares of Common Stock hereunder in excess of the Maximum Common Stock Issuance.

                                   ARTICLE IV

                                EVENT OF DEFAULT

                  If an Event of Default (as defined below) occurs and is continuing, the Holder may make all sums of principal, accrued but unpaid interests and other fees then remaining unpaid hereon and all other amounts payable hereunder due and payable within 5 days of written notice from the Holder to the Borrower (each occurrence being a "DEFAULT NOTICE PERIOD") of an Event of Default. If during the Default Notice Period, the Borrower cures the Event of Default, the Event of Default will no longer exist and any rights the Holder had pertaining to the Event of Default will no longer exist. If after the Default Notice Period, the Event of Default has not been cured, all amounts payable hereunder shall be immediately due and payable, all without further demand, presentment or notice, or grace period, all of which hereby are expressly waived. In the event of such an acceleration, the amount due and owing to the Holder shall be 120% of the outstanding principal amount of the Note (plus accrued and unpaid interest and fees, if any). The remedies under this Note shall be cumulative.

                  The occurrence of any of the following events is an Event of Default ("EVENT OF DEFAULT"):

                  4.1 Failure to Deliver Common Stock or Replacement Note. The Borrower's failure to timely deliver Common Stock to the Holder pursuant to and in the form required by this Note.

                  4.2 Stop Trade. An SEC stop trade order or Principal Market trading suspension of the Common Stock for 5 consecutive days or 5 days during a period of 10 consecutive days, excluding in all cases a suspension of all trading on a Principal Market.

                  4.3 Default Under Related Agreement. An Event of Default occurs under and as defined in the Purchase Agreement dated as of the date hereof between Borrower and Holder, as such agreement may be amended, modified and supplemented from time to time.

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                                    ARTICLE V

                                  MISCELLANEOUS

                  5.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

                  5.2 Notices. Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to (i) the Borrower at the address as set forth on the signature page to the Purchase Agreement executed in connection herewith and, as the case may be, to the Borrower at the address as set forth in Section 6(g) of the Registration Rights Agreement, in each case, and (ii) the Holder at the address set forth on the signature page to the Purchase Agreement for such Holder, with a copy to Daniel M. Laifer, Esq., 152 West 57th Street, 4th Floor, New York, New York 10019, facsimile number (212) 541-4434, or at such other address as the Borrower, the Borrower or the Holder may designate by ten days advance written notice to the other parties hereto made and delivered in accordance with this
Section 5.2.

                  5.3 Amendment Provision. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

                  5.4 Assignability. This Note (except for Article III) shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder. Article III and Article V of this Note (excluding
Section 5.6 and 5.7) shall be binding upon the Borrower and its successors and assigns.

                  5.5 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York; provided, however that the Purchaser may choose to waive this provision and bring an action outside the state of New York. Both parties and the individual signing this Note on behalf of the Borrower, the Borrower and the Holder agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it

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may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note.

                  5.6 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

                  5.7 Security Interest. The holder of this Note has been granted a security interest in certain assets of the Borrower more fully described in the Purchase Agreement.

                  5.8 Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

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        IN WITNESS WHEREOF, the Borrower has caused this Note to be signed in its name effective as of this 21st day of March, 2003.

                                             JMAR TECHNOLOGIES, INC.

                                             By:    /s/ Ronald A. Walrod
                                                --------------------------------
                                             Name:  Ronald A. Walrod
                                             Title: Chief Executive Officer

                                             JMAR RESEARCH, INC.

                                             By:    /s/ Ronald A. Walrod
                                                --------------------------------
                                             Name:  Ronald A. Walrod
                                             Title: Acting President

                                             JMAR/SAL NANOLITHOGRAPHY, INC.

                                             By:    /s/ Dennis E. Valentine
                                                --------------------------------
                                             Name:  Dennis E. Valentine
                                             Title: Chief Financial Officer

                                             JSI MICROELECTRONICS, INC.

                                             By:    /s/ Dennis E. Valentine
                                                --------------------------------
                                             Name:  Dennis E. Valentine
                                             Title: Chief Financial Officer

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

                              NOTICE OF CONVERSION

(To be executed by the Holder in order to convert the Note)

         The undersigned hereby elects to convert $_________ of the principal and $_________ of the interest due on the Note issued by JMAR TECHNOLOGIES, INC. on March 21, 2003 into Shares of Common Stock of JMAR TECHNOLOGIES, INC. (the "Company") according to the conditions set forth in such Note, as of the date written below.

Date of Conversion:_____________________________________________________________

Conversion Price:_______________________________________________________________

Shares To Be Delivered:_________________________________________________________

DTC Number:_____________________________________________________________________

Account Number:_________________________________________________________________

Signature:______________________________________________________________________

Print Name:_____________________________________________________________________

Address:________________________________________________________________________

        ________________________________________________________________________

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